UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549


                                   FORM 8-K


                                CURRENT REPORT
    Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

      Date of Report (Date of earliest event reported): November 22, 2005

                    The St. Paul Travelers Companies, Inc.
            (Exact name of registrant as specified in its charter)


          Minnesota                   001-10898              41-0518860
(State or other jurisdiction  (Commission File Number)     (IRS Employer
      of incorporation)                                 Identification Number)

                  385 Washington Street                             55102
                  Saint Paul, Minnesota
        (Address of principal executive offices)                 (Zip Code)

                                (651) 310-7911
             (Registrant's telephone number, including area code)

                                Not Applicable
         (Former name or former address, if changed since last report)

     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

     |_| Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

     |_| Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

     |_| Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

     |_| Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))


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Item 8.01      Other Events.

The St. Paul Travelers Companies, Inc. ("St. Paul Travelers") announced today that it has reached an agreement in principle with the plaintiffs to settle the previously-disclosed purported class action In re St. Paul Travelers Securities Litigation I, in which the plaintiffs allege that certain disclosures relating to the April 2004 merger between Travelers Property Casualty Corp. ("Travelers") and The St. Paul Companies, Inc. ("St. Paul") contained false or misleading statements with respect to the value of certain loss reserves in violation of federal securities laws. The settlement also would dispose conclusively of three putative class action lawsuits (Henzel, et al. v. Travelers Property Casualty Corp., et al.; Vozzolo v. Travelers Property Casualty Corp., et al.; and Farina v. Travelers Property Casualty Corp., et al.) brought by shareholders alleging breach of fiduciary duty in connection with the merger of Travelers and St. Paul. The plaintiffs in these lawsuits previously withdrew their complaints voluntarily without prejudice. The settlement is subject to a number of contingencies, including the negotiation and execution of definitive documentation and court approval. The settlement amount is not material to St. Paul Travelers, and based on existing litigation reserves and anticipated insurance proceeds, St. Paul Travelers does not expect any earnings impact as a result of this settlement.

                                  SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: November 22, 2005            THE ST. PAUL TRAVELERS COMPANIES, INC.

                                    By:   /s/ Bruce A. Backberg
                                          ------------------------------------
                                          Name:  Bruce A. Backberg
                                          Title: Senior Vice President